Exhibit 2

CERTIFICATE OF SECRETARY

THE PHOENIX EDGE SERIES FUND

The undersigned, Laura E. Santino, being the Assistant Secretary of The Phoenix Edge Series Fund, a Massachusetts business trust (the “Fund”), hereby certifies that the following resolutions were adopted by the Board of Trustees of the Fund at its meeting on July 26, 2010 and that said resolutions have not been rescinded or modified and are in effect on the date hereof:

Upon motion duly made and seconded, the following resolutions were unanimously adopted, first by a majority of the Disinterested Trustees of the Fund, as that term is defined in Section 2(a)(19) of the 1940 Act, and then by a majority of the entire Board:

RESOLVED:	That, due consideration having been given to the value of the aggregate assets of the Trust to which any officer or employee of the Trust may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Trust, it is hereby determined that the 2009-2010 Investment Company Blanket Bond (Fidelity Bond) in an amount as presented to the Meeting will adequately protect the Trust against larceny and embezzlement by any officer or employee of the Trust and is in the best interest of the Trust and shareholders, and is hereby ratified and approved to extend the 2009-2010 Fidelity Bond through until the culmination of the ALPS portion of the Transaction (November 19, 2010); and be it;

FURTHER RESOLVED:
That due consideration having been given in the amount of the Investment Company Blanket Bond (Fidelity Bond), the coverage of investment advisers and distributors of the Trust in addition to the Trust, and the nature of the activities of such additional insureds, it is hereby determined that an allocation of the aggregate premiums to the Trust is fair and reasonable; and be it

FURTHER RESOLVED:
That the officers of the Trust be, and they hereby are, authorized to acquiesce in the inclusion of other parties to the Investment Company Blanket Bond (Fidelity Bond) upon the advice of counsel and without further approval, provided however, that the minimum coverage for each series insured by the Investment Company Blanket Bond (Fidelity Bond) be, in the aggregate, not less than 125% of the required amount.

IN WITNESS WHEREOF, I have hereunto set my hand this 1st day of September, 2010.

THE PHOENIX EDGE SERIES FUND

By:	/s/ Laura E. Santino
Name: Title:	Laura E. Santino Assistant Secretary